Virtu Financial Operating LLC
900 Third Avenue, 29th Fl. New York, New York 10022 Telephone: 212.418.0100
Facsimile: 212.418.0123

June 24, 2015

Mr. Stephen Cavoli
step hencav oli@gmail.com

Dear Stephen:

Virtu Financial Operating LLC, a Delaware limited liability company (the "Company"), is pleased to offer you the position of Senior Vice President, Strategy and Market Development, with a start date of September 28, 2015 (the "Start Date"). This letter is intended to describe the terms and conditions of your employment with the Company, effective your start date, and to welcome you to the Company.

You will report to Douglas A. Cifu, Chief Executive Officer of Virtu Financial. This is a full-time regular position, and you agree to devote all of your business time and attention to the business of the Company and, where appropriate, its affiliates. Your starting salary will be the bi-weekly equivalent of Four Hundred Thousand Dollars ($400,000) per year, payable in accordance with our normal payroll procedures.

You will also be eligible for discretionary bonuses, in the sole and absolute discretion of the Company. You understand that all bonuses are discretionary and are not considered earned until final approval by the Company, and you must be an employee of the Company or one of its affiliates on the date that bonuses are paid by the Company for such year in order to be eligible for any bonus for such period. For the year ended December 31, 2015, you will receive a minimum bonus of Three Hundred Fifty Thousand ($350,000), provided you are employed by the Company or any of its affiliates when bonuses are paid for such year.

You will also receive as of your start date a grant (the "Grant") of Restricted Stock Units ("RSUs") in Virtu Financial, Inc. ("VF Inc.") in an amount equal to Two Million Dollars ($2,000,000) divided by the closing price of VF Inc.'s Class A Common Stock as of your start date, which RSUs shall vest in four equal installments on the first, second, third and fourth anniversaries of your start date, and which grant shall be subject to the approval of VF Inc.'s Compensation Committee and the terms and conditions of VF Inc.'s 2015 Management Incentive Plan and the terms and conditions of the definitive award documentation.

In addition, after any applicable waiting period, you will be eligible for all employee benefits offered by the Company to employees in similar positions. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary. The Company also retains the right to assign your employment agreement to a Company affiliate or require that your employment be based in any office of the Company or its affiliates. For avoidance of doubt, the position is exempt from overtime requirements.

At-Will Employment Agreement

Your employment with the Company is "at-will." Therefore, your employment relationship with the Company is for an unspecified duration and can be terminated at any time, with or without cause or notice, for any reason or no reason whatsoever, at the option of either Company or you. This at-will employment relationship cannot be modified by any express or implied contract, either orally or in writing, except as described below. The at-will relationship also cannot be modified by any Company policies, procedures or practices, nor by any subsequent promotions, increases in compensation, performance evaluations, or changes in job duties. The at-will employment relationship will apply to each position you hold with the Company and can only be amended by an express written agreement signed by a Company officer explicitly stating that your employment is no longer at-will.

Company Policies and Agreements

As an employee of the Company, you will be expected to abide by the Company's rules, regulations, policies and practices. In addition, as a condition of your employment, we will ask you to sign a Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company. You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three days after your employment begins.

Mutual Arbitration

You and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this offer letter, you and the Company agree to arbitration any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your clairn(s). Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Company. In the course of any arbitration pursuant to this offer letter, you and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding. You and the Company knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that you agree that the Company may seek and obtain from a court any injunctive or equitable relief necessary to maintain (and/or to restore) the status quo or to prevent the possibility of irreversible or irreparable harm pending final resolution of mediation, arbitration or court proceedings, as applicable. The agreement between you and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

Verification of Resume and Job Application

You hereby certify that the information contained in your resume and on any documents or in any statements that you have provided to the Company is true and correct to the best of your knowledge. You further authorize the Company to have such information verified and to contact individuals concerning your previous employment and any other pertinent information that they may have. Further, you release all parties and persons from any and all liability for any damages that may result from furnishing such information to the

Company as well as from any use or disclosure of such information by the Company or any of its agents, employees, or representatives. You understand that any misinterpretation, falsification, or material omission of information on this application may result in your failure to receive an offer or, if you are hired, your immediate dismissal from employment, and that this offer is subject to revocation in the event that you have provided fraudulent information during the hiring process, or we discover adverse information in the course of our background check.

You also understand that all offers of employment are conditioned on the Company's receipt of satisfactory responses to reference requests, the provision of satisfactory proof of your identity and legal authority to work in the United States, and completion of a satisfactory background check.

You agree that you will not disparage the Company, its members, officers, directors, employees or independent contractors in any manner harmful to its business or personal reputation, and you agree to keep confidential any non-public information regarding the Company, its members, officers, directors, employees or independent contractors. You also agree that you will perform your job duties to the best of your abilities at all times. You agree that you will not disclose any confidential proprietary information or trade secrets acquired during your employment with the Company and that this obligation shall continue after your employment with the Company ends.

This letter and the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, incorporated by reference herein, set forth the terms of your employment with the Company and supersede any and all prior and contemporaneous negotiations, representations, understandings and agreements, express or implied, whether written or oral. This letter may not be modified or amended, except by a written agreement signed by you and a Company officer.

To acknowledge acceptance of the terms above, please sign a copy of this letter and fax it to the Company's General Counsel, Justin Waldie, at (212) 418-0123, or return via email to jwaldie @virtu.com. If you have any questions regarding your employment here at Virtu Financial Operating LLC, please feel free to call Justin at (212) 418-0113.

Stephen, we are excited about you joining our team. We all look forward to working with you!

Very truly yours,